EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

InPhonic, Inc. and subsidiaries:

We consent to the use of our report dated March 8, 2005, except as to notes 1(c) and note 4, which are as of March 16, 2006, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of InPhonic, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the prospectus.

McLean, Virginia

July 6, 2007